The Reader’s Digest Association, Inc.
Media: William Adler, (914) 244-7585 william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425 richard.clark@rd.com

Reader’s Digest Association Announces 3Q Fiscal 2006 Earnings;
Increases 3Q Revenues Despite Softness at Books Are Fun;
Expects Double-Digit 4Q Operating Profit Growth; and
Completes Acquisition of Allrecipes.com

Note: Unless otherwise stated, all results pertain to the third quarter of Fiscal 2006 ended March 31, 2006, versus the same quarter the prior fiscal year.

PLEASANTVILLE, NY, April 26, 2006 - The Reader’s Digest Association, Inc. (NYSE: RDA) today reported results for the third quarter of Fiscal 2006 ended March 31, 2006. The following are company-wide results:

•	Revenues were $547 million, versus $545 million. Adjusting for foreign-currency exchange fluctuation, revenues were up 2 percent.
•
Operating profits were $10 million, versus a prior-year loss of $(121) million that included charges of $(13) million for deferred promotion, $(129) million to write down goodwill at Books Are Fun (BAF) and a $5 million gain on the sale of an asset. Adjusted operating profit in the Fiscal 2005 quarter was $16 million.

•	EPS was $0.01, versus a prior-year loss of $(1.33) that included the deferred promotion and goodwill charges and a gain on the sale of an asset. Adjusted EPS in the Fiscal 2005 quarter was $0.04.

Operating Profit and Earnings per Share	Q3 2005
	Operating Profit (in millions)	EPS
Reported	$(121)	$(1.33)
Add:
Goodwill Charge	129	$1.32
Deferred Promotion Amortization	13	$0.09
Asset Sale	(5)	$(0.04)
Adjusted Operating Profit / Adjusted EPS	$16	$0.04

“Third quarter results were below our expectations, driven mainly by challenges at our Books Are Fun business,” said Eric Schrier, President and Chief Executive Officer. “We continue to expect a strong fourth quarter with improved revenues, operating profits and EPS versus the prior year. In fact, we project fourth-quarter operating profits to increase in excess of 25 percent, driven by double-digit increases at RD North America, RD International and QSP. As a result, fourth quarter earnings should be up from the prior-year quarter to a range of 25 cents to 30 cents per share, excluding charges.”

3Q Variance:

•
Revenues: RDA increased overall by $2 million to $547 million, or 2 percent currency-neutral. RD North America (RDNA) increased 4 percent to $220 million. RD International (RDI) was down 1 percent to $237 million, although up 4 percent currency-neutral. Consumer Business Services revenue declined 2 percent to $97 million, as a 4 percent increase at QSP partly offset the decline at Books Are Fun (BAF).

•
Profits: Operating Profit was $10 million, versus adjusted operating profit of $16 million. The loss at CBS widened to $(9) million, from $(4) million. RDNA profit increased 10 percent to $24 million. RDI profit was $5 million, versus $7 million.

•	Other Income: Other Income (Expense), Net was $(9) million in each period. Net interest expense increased to $10 million from $9 million.

Free Cash Flow
Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) was $23 million, versus $24 million in the year-ago period. Total debt outstanding was $613 million, down from $625 million at the close of the second quarter. Last week, RDA successfully expanded its revolving credit facility from $400 million to $500 million, which will provide additional liquidity and flexibility.

Share Repurchase Program
During the quarter, the company repurchased about 500,000 shares of its stock at a total cost of about $8 million under the $100 million share repurchase authorization announced in April 2005. As of March 31, 2006, the company had purchased 3.2 million shares of stock at a total cost of $51 million under that authorization.

Outlook
The company continues to expect improved fourth quarter revenues, profits and EPS driven by higher revenues and profits at RDNA, RDI and QSP. This is consistent with prior guidance that second-half improvement would be skewed to the fourth quarter. EPS for the fourth quarter, excluding charges, is expected to improve over last year’s, in a range of $0.25 to $0.30.

Even with the projected strong fourth quarter, lower-than-expected results at Books Are Fun have reduced the company’s second-half expectations for profits and EPS. As a result, RDA is lowering its full-year EPS guidance to a range of $0.83 to $0.88 from the previously announced range of $0.90 to $1.00, not including charges or other special items. “Clearly, the shortfall at BAF has more than offset a strong overall performance by the rest of the business and the successful launch of our strategic growth initiatives. These new initiatives bode well for the company’s future, but turning around Books Are Fun is our number one priority right now,” Schrier said.
For Fiscal 2007, the company expects fourth-quarter momentum to continue into the new year, including stronger revenues and operating profits, and significantly improved free cash flow. The company expects incremental contributions from its strategic growth initiatives, including: recent new country launches; Every Day with Rachael Ray, a magazine launched in Fiscal 2006; Taste of Home Entertaining, a home party plan business that will launch on May 1; and Allrecipes.com, the leading U.S. website for home cooks, acquired earlier this month for $66 million. The Allrecipes transaction was consummated on April 20.

Segment Information

In millions	Fiscal 2006 Quarter 3 (a)	Fiscal 2005 Quarter 3 (a)	Better/ (Worse) (a)
Revenues:
Reader’s Digest North America	$220	$211	$9
Reader’s Digest International	237	239	(2)
Consumer Business Services	97	99	(2)
Intercompany Eliminations	(6)	(4)	(2)
Total revenues	$547	$545	$2
Operating Profit (Loss):
Reader’s Digest North America	$24	$22	$2
Reader’s Digest International	5	7	(2)
Consumer Business Services	(9)	(4)	(5)
Corporate Unallocated	(10)	(9)	(1)
Other operating items, net	-	5	(5)
Goodwill Charge	-	(129)	129
Deferred Promotion Amortization	-	(13)	13
Total operating profit (loss)	$10	$(121)	$131

(a) Certain amounts do not recalculate due to rounding.

Reader’s Digest North America (RDNA)
RDNA had revenue of $220 million, versus $211 million, up 4 percent. Operating profit was $24 million, versus $22 million, driven principally by a $6 million reduction in amortization expense at Reiman. Profit gains were partly offset by incremental investment spending of $(2) million including the launches of Every Day with Rachael Ray and Taste of Home Entertaining.
Reiman Publications contributed higher revenue and profits, with stronger performances in magazines, principally reflecting the growth of recent launches Cooking for 2, Birds & Blooms Extra and Backyard Living. RD Canada had slightly higher revenue and profits driven by strong performance in its Books & Home Entertainment businesses. U.S. Magazines had slightly lower revenues and profits, as increased advertising sales at Reader’s Digest magazine were offset by lower advertising sales at Selecciones and The Family Handyman and lower newsstand sales of U.S. Magazines. U.S. Books & Home Entertainment was up in revenue, driven by continued excellent results for the book Extraordinary Uses for Ordinary Things, partly offset by soft performance of Reader’s Digest Young Families products.
The division’s new magazine launch, Every Day with Rachael Ray, continued to surpass internal growth expectations. It is attracting advertising in many categories and is scheduled for its second rate-base increase, to 750,000, this Fall.

Reader’s Digest International (RDI)
Revenues for RDI were $237 million, versus $239 million. Excluding foreign currency translation, revenues improved by 4 percent. Operating profits were $5 million, versus $7 million.
Revenue gains were driven by a high single-digit increase in active customers as well as higher sales in most markets led by Germany, France, Russia, Australia and Brazil. In addition, RDI’s newer businesses - launched in 10 countries in the past two years - continued to perform ahead of plan overall and contributed substantial incremental revenues.

As expected, operating profits were down in the quarter, reflecting a shift in campaign activity from the third quarter to the fourth quarter and increased investment spending. These declines were partly offset by significant gains in the United Kingdom, France and Australia, driven by strong catalog mailings and a more stable customer base.
During the quarter, the company launched new businesses in Bulgaria, Kazakhstan and United Arab Emirates, together generating more than 100,000 orders. RDI’s new language-learning product, English in 20 Minutes a Day, continued to roll out globally with strong response in Mexico. Reader’s Digest magazine launched new editions in Slovenia and Croatia during the quarter and now has 50 editions worldwide, published in 21 languages.

Consumer Business Services (CBS)
Revenues at CBS were $97 million, versus $99 million. The operating loss was $(9) million, versus $(4) million.
At Books Are Fun, revenues and profits declined because of fewer corporate events, reflecting higher-than-anticipated turnover of corporate sales representatives in the first part of the quarter. As a result, the division continued to invest in recruiting and retaining independent sales representatives. Since January, BAF has been undergoing a review of its operations overseen by Thomas Gardner, RDA’s Executive Vice President, who previously led successful turnarounds of the company’s U.S. Books & Home Entertainment and RD International divisions.
“We have begun a program to strengthen Books Are Fun, which includes management changes, cost reductions, sales rep recruitment and improved competitiveness in the marketplace,” Gardner said. “We believe that America’s leading display marketing company will regain its vitality, and that the moves we are making are the right ones to put it back on that path, although these steps will take time to flow through to improved operating results.”

Revenue and profits at QSP improved during the quarter, reflecting increased sales of food and gift products, partly offset by lower magazine subscription sales. QSP historically records a seasonal loss during the third quarter as it winds down from the Fall selling season, and sales are primarily food products. QSP has achieved success with its sale force retention programs, resulting in minimal sales force turnover year to date.

Corporate Unallocated
Corporate Unallocated expenses were $(10) million, versus $(9) million. The unfavorable variance reflects increased costs associated with the expensing of stock options and lower pension income.

Non-GAAP Financial Measures
The company publicly reports its financial information in accordance with United States generally accepted accounting principles (GAAP). To facilitate external analysis of the company’s operating performance, the company also presents financial information that may be considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the Securities and Exchange Commission. Non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following non-GAAP financial measures included in this release are used by the company in its internal analysis of the business.

•
Free Cash Flow (change in cash before the change in total borrowings, dividends, share repurchases, divestitures and acquisitions) - Free cash flow is presented to provide period-to-period cash flow trends generated by the business before any discretionary, finance-related uses/sources of cash. It is used by management to reconcile the change in net debt from period to period.

Reconciliation of Free Cash Flow, in millions	Q3 Fiscal 2006	Q3 Fiscal 2005
Reported change in cash per cash flow statement (see Table 4)	$(9)	$(8)
Change in total borrowings	12	22
Dividends	10	10
Share repurchases	10	---
Free Cash Flow Source	$23	$24

•
Net Debt (total borrowings less cash and cash equivalents) - Net debt is one of management’s measures of leverage and is an approximate measure of the company's debt less amounts the company has the capacity to repay. The company typically manages its cash and debt by using any “excess” cash (i.e., cash in excess of a desired on-hand amount) to make principal payments on its outstanding debt.

•	Adjusted Operating Profit / Adjusted EPS
Adjusted operating profit is defined as operating profit exclusive of the sale of non-strategic assets and significant non-cash charges.

Adjusted EPS is defined as earnings per share exclusive of the sale of non-strategic assets and significant non-cash charges.

The company considers adjusted operating profit and adjusted earnings per share to be profitability measures that facilitate forecasting of our operating results for future periods and allow for the comparison of our operating results with historical periods. A limitation of these measures is that they do not adjust for all items that affect operating profit and earnings per share during the period.

•
Full Year Fiscal 2006 EPS Guidance - Management uses Fiscal 2006 EPS Guidance to assess the company’s actual performance relative to its full-year expectations on a per share basis. The company’s full-year earnings per share guidance excludes restructuring charges and other items that could not have been forecasted at that time. During 2006, items identified to date include the non-cash goodwill charge.

Full Year Fiscal 2006 EPS Guidance	EPS
Expected Fiscal Year 2006 Reported EPS	$(1.11) - $(1.06)
Less: BAF Goodwill Charge	$(1.94)
Full Year Fiscal 2006 EPS Guidance	$0.83 - $0.88

The company will host a conference call with financial analysts to discuss the company’s third quarter results on Wednesday, April 26, 2006, at 8:30 a.m. ET. The company invites investors to listen to the webcast of the conference call at the company’s Investor Relations Web site, www.rda.com. This will also include a reconciliation of non-GAAP financial measures that may be disclosed on the conference call or from time to time in other oral, webcast or broadcast public announcements by the company. A transcript of the conference call will be posted on www.rda.com.
The Reader’s Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world. The company reports business results in three segments: RD North America, RD International and Consumer Business Services. Global headquarters are located at Pleasantville, New York.

This release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader’s Digest Association, Inc.’s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.

						Table 1 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share data)
(unaudited)

	Three-month period ended			Nine-month period ended
	March 31, 2006 and 2005 (A)			March 31, 2006 and 2005

	Fiscal Year		Better/	Fiscal Year		Better/
	2006	2005	(Worse)	2006	2005	(Worse)

Revenues	$547.4	$544.9	0%	$1,829.0	$1,832.9	(0%)

Product, distribution and editorial expenses	(236.7)	(232.5)	(2%)	(759.0)	(743.9)	(2%)
Promotion, marketing and administrative expenses	(300.7)	(309.5)	3%	(958.6)	(1,033.8)	7%
Other operating items, net (B)	---	5.2	N/M	$3.4	$12.4	(73%)
Goodwill charge (C)	---	(129.0)	N/M	(187.8)	(129.0)	(46%)

Operating (loss) profit	10.0	(120.9)	N/M	(73.0)	(61.4)	(19%)

Other income and (expense), net (D)	(9.1)	(9.0)	(1%)	(28.7)	(30.7)	7%

(Loss) income before income tax	0.9	(129.9)	N/M	(101.7)	(92.1)	(10%)

Income tax benefit (provision)	0.1	0.3	(67%)	(27.9)	(9.9)	(182%)

Net (loss) income	$1.0	($129.6)	N/M	($129.6)	($102.0)	(27%)

Basic (loss) earnings per share:
Weighted average common shares outstanding	95.3	97.6	---	96.5	97.4	---

Basic (loss) earnings per share	$0.01	($1.33)	N/M	($1.35)	($1.06)	(27%)

Diluted (loss) earnings per share:
Weighted average common shares outstanding	96.7	97.6	---	96.5	97.4	---

Diluted (loss) earnings per share	$0.01	($1.33)	N/M	($1.35)	($1.06)	(27%)

Dividends per common share	$0.10	$0.10	---	$0.30	$0.20	---

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended March 31, 2006 and 2005 are the third fiscal quarters of fiscal year 2006 and fiscal year 2005, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) Included in other operating items, net are gains from the sales of certain non-strategic assets. The three month period ended March 31, 2005 primarily consists of a $5.3 million gain on the sale of real estate in Portugal. The nine month period ended March 31, 2006 includes a gain of $2.5 million on the sale of real estate in Mexico and $0.5 million in gains on art sales. The nine month period ended March 31, 2005 includes gains of $12.4 million due to sales of buildings, magazine divestitures and art sales. In previous periods, such amounts were included in other expense, net, and have been reclassified to other operating items to conform to the current period presentation.

(C) At least annually, (in the third quarter) RDA reviews the carrying amount of goodwill and other intangibles for recoverability. During interim periods, the Company monitors changes in businesses for indicators of impairment. Due to a shortfall in Books Are Fun's operating performance relative to expectations during the peak-selling season, we were required to review goodwill balances related to this business in the second quarter of fiscal 2006.
Based on our assessment, Books Are Fun recorded a non-cash charge of $(187.8) million or $(1.94) per share to reduce goodwill at Books Are Fun during the second quarter of fiscal 2006. During the third quarter of fiscal 2005, the Company recorded a non-cash charge of $(129.0) million or $(1.32) per share, to reduce the carrying amount of goodwill at Books Are Fun.

(D) Other income and (expense), net is comprised primarily of interest expense.

N/M - Not meaningful.

						Table 2 of 4
The Reader's Digest Association, Inc. and Subsidiaries
Revenues and Operating Profit (Loss) by Operating Segments
(In millions)
(unaudited)

	Three-month period ended			Nine-month period ended
	March 31, 2006 and 2005 (A)			March 31, 2006 and 2005

	Fiscal Year			Fiscal Year
			Better/			Better/
	2006	2005	(Worse)	2006	2005	(Worse)

Revenues

Reader's Digest North America	$219.8	$211.2	4%	$694.5	$689.2	1%

Reader's Digest International	236.5	238.8	(1%)	772.3	759.8	2%

Consumer Business Services	96.9	99.3	(2%)	385.5	404.6	(5%)

Intercompany eliminations (B)	(5.8)	(4.4)	(32%)	(23.3)	(20.7)	(13%)

Total Revenues	$547.4	$544.9	0%	$1,829.0	$1,832.9	(0%)

Operating profit (loss)

Reader's Digest North America	$24.1	$21.9	10%	$68.2	$63.0	8%

Reader's Digest International	4.9	7.3	(33%)	44.9	49.2	(9%)

Consumer Business Services	(8.9)	(4.1)	(117%)	27.4	38.6	(29%)

Corporate unallocated (C)	(10.1)	(9.1)	(11%)	(29.1)	(30.9)	6%

	$10.0	$16.0	(38%)	$111.4	$119.9	(7%)

Other Operating Items, net (D)	---	$5.2	N/M	$3.4	$12.4	(73%)
Goodwill charge (E)	---	($129.0)	N/M	($187.8)	($129.0)	(46%)
Deferred promotion amortization (F)	---	(13.1)	N/M	---	(64.7)	N/M

Total operating (loss) profit	$10.0	($120.9)	N/M	($73.0)	($61.4)	(19%)

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended March 31, 2006 and 2005 are the third fiscal quarters of fiscal year 2006 and fiscal year 2005, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B) In the normal course of business, the company's segments enter into transactions with one another.These intercompany transactions are recorded by each segment at amounts as if the transactions were with third parties and, therefore, affect segment performance. Operating segment revenues, above, are presented gross before intercompany eliminations. However, intercompany revenues and associated expenses are eliminated in consolidation and are not reflected in the company's consolidated results.

(C) Corporate unallocated expenses include the cost of governance and other centrally managed expenses, as well as the accounting for U.S. pension plans, post-retirement healthcare costs, and executive compensation programs which are not allocated to the operating segments. Governance and centrally managed expenses include costs such as corporate finance and general management, investor and public relations, legal, treasury, and any related information technology and facility costs utilized by these departments.

(D) Included in other operating items, net are gains from the sales of certain non-strategic assets. The three month period ended March 31, 2005 primarily consists of a $5.3 million gain on the sale of real estate in Portugal. The nine month period ended March 31, 2006 includes a gain of $2.5 million on the sale of real estate in Mexico and $0.5 million in gains on art sales. The nine month period ended March 31, 2005 includes gains of $12.4 million due to sales of buildings, magazine divestitures and art sales.

(E) At least annually, (in the third quarter) RDA reviews the carrying amount of goodwill and other intangibles for recoverability. During interim periods, the Company monitors changes in businesses for indicators of impairment. Due to a shortfall in Books Are Fun's operating performance relative to expectations during the peak-selling season, we were required to review goodwill balances related to this business in the second quarter of fiscal 2006.
Based on our assessment, Books Are Fun recorded a non-cash charge of $(187.8) million or $(1.94) per share to reduce goodwill at Books Are Fun during the second quarter of fiscal 2006. During the third quarter of fiscal 2005, the Company recorded a non-cash charge of $(129.0) million or $(1.32)
per share, to reduce the carrying amount of goodwill at Books Are Fun.

(F) The deferred promotion amortization of $(13.1) million reflects the expensing of the deferred magazine promotion asset as of June 30, 2004, and includes $(0.2) million from the effects of foreign exchange. For the nine-month period ended March 31, 2005, the total deferred promotion amortization is $(64.7) and includes $(0.5) million from the effects of foreign exchange.

N/M - Not meaningful.

		Table 3 of 4
The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
As of March 31, 2006 and June 30, 2005
(In millions)
(unaudited)

	March 31,	June 30,
	2006	2005
Assets
Cash and cash equivalents	$59.9	$37.7
Accounts receivable, net	273.3	233.9
Inventories	198.5	162.4
Prepaid and deferred promotion costs	39.1	53.8
Prepaid expenses and other current assets	186.0	144.9

Total Current Assets	756.8	632.7

Property, plant and equipment, net	117.1	119.3
Goodwill	693.4	880.9
Other intangible assets, net	126.1	137.8
Prepaid pension assets	320.5	307.9
Other noncurrent assets	90.2	102.0

Total Assets	$2,104.1	$2,180.6

Liabilities and Stockholders' Equity
Accounts payable	$135.3	$109.8
Loans and notes payable	0.6	---
Accrued expenses	236.0	267.4
Income taxes payable	29.2	34.5
Unearned revenues	437.9	395.5
Other current liabilities	10.4	12.4

Total Current Liabilities	849.4	819.6

Long-term debt	612.4	559.2
Unearned revenues	141.0	133.0
Accrued pension	117.8	121.5
Postretirement and postemployment benefits other than pensions	95.2	96.7
Other noncurrent liabilities	112.1	84.4

Total Liabilities	1,927.9	1,814.4

Capital stock	30.4	21.2
Paid-in capital	204.3	206.8
Retained earnings	1,061.7	1,221.6
Accumulated other comprehensive loss	(79.4)	(84.1)
Treasury stock, at cost	(1,040.8)	(999.3)

Total Stockholders' Equity	176.2	366.2

Total Liabilities and Stockholders' Equity	2,104.1	$2,180.6

				Table 4 of 4

The Reader's Digest Association, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(In millions)
(unaudited)

	Three-month period ended		Nine-month period ended
	March 31, (A)		March 31,
	2006	2005	2006	2005

Cash flows from operating activities
Net (loss) income	$1.0	($129.6)	($129.6)	($102.0)
Depreciation and amortization	9.4	14.6	28.1	45.0
Goodwill charge	-	129.0	187.8	129.0
Amortization of debt issuance costs	0.4	1.1	1.1	3.1
Stock-based compensation	3.9	2.7	11.0	8.2
Net gain on sales of long-term assets	(0.2)	(5.3)	(3.6)	(12.6)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions
Accounts receivable, net	69.9	74.9	(37.5)	(22.7)
Inventories	2.7	(9.3)	(35.8)	(27.1)
Prepaid and deferred promotion costs	4.5	14.3	14.7	60.4
Other assets	0.1	1.2	(26.5)	5.0
Unearned revenues	(0.5)	(10.5)	49.2	29.0
Deferred taxes	(10.3)	(7.0)	6.5	3.4
Accounts payable and accrued expenses	(50.4)	(40.8)	(4.8)	3.6
Other liabilities	(4.2)	(2.5)	(3.5)	(8.4)

Net change in cash due to operating activities	26.3	32.8	57.1	113.9

Cash flows from investing activities
Proceeds / (payments) from other long-term investments and sales of businesses	0.2	(0.2)	0.4	4.1
Proceeeds / (payments) from sales of property, plant and equipment	---	(0.4)	3.7	58.0
Purchases of intangible assets	---	---	(0.5)	---
Capital expenditures	(3.8)	(5.4)	(14.6)	(13.0)
Net change in cash due to investing activities	(3.6)	(6.0)	(11.0)	49.1

Cash flows from financing activities
Proceeds / (repayments) from borrowings, net	(12.4)	8.0	53.8	(36.5)
Repayments of term loan	---	(30.0)	---	(111.0)
Dividends paid	(9.9)	(10.1)	(30.0)	(20.5)
Cash paid for financing fees	---	---	---	(0.5)
Treasury stock repurchases	(9.9)	---	(45.5)
Proceeds from employee stock purchase plan and exercise of stock options	---	---	1.5	1.4
Other, net	---	(0.4)	(3.8)	(2.3)
Net change in cash due to financing activities	(32.2)	(32.5)	(24.0)	(169.4)

Effect of exchange rate changes on cash	0.6	(2.0)	0.1	4.8

Net change in cash and cash equivalents	(8.9)	(7.7)	22.2	(1.6)

Cash and cash equivalents at beginning of period	68.8	56.4	37.7	50.3

Cash and cash equivalents at end of period	$59.9	$48.7	$59.9	$48.7

(A) RDA reports on a fiscal year beginning July 1. The three-month periods ended March 31, 2006 and 2005 are the third fiscal quarters of fiscal year 2006 and fiscal year 2005, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.